Exhibit 99.1

Contact:	Marc Grossman	Atish Shah
	Sr. VP – Corporate Affairs	VP – Investor Relations
	Hilton Hotels Corporation	Hilton Hotels Corporation
	(310) 205-4030 phone	(310) 205-8664 phone
	marc_grossman@hilton.com	atish_shah@hilton.com

HILTON TO DISCUSS THREE-YEAR OUTLOOK FOR

FINANCIAL RESULTS, UNIT GROWTH AT 2006 INVESTOR DAY

Beverly Hills, Calif., December 13, 2006 – Hilton Hotels Corporation (NYSE:HLT) will discuss with institutional investors and security analysts in New York today the company’s earnings growth and global unit growth expectations through 2009.

Assuming compound annual RevPAR growth of 7 to 9 percent, the company anticipates Adjusted EBITDA to increase at a compounded annual growth rate of 11 to 14 percent through 2009; operating income to increase 12 to 17 percent, and recurring diluted earnings per share (EPS) to increase 16 to 22 percent.

Assuming a 9 percent compounded annual growth rate in RevPAR, the company anticipates diluted EPS would approximate $2.00 per share in 2009.  Based on this assumption, Hilton would anticipate 2009 fees of $1.005 billion; profit from owned hotels of $980 million; profit from leased hotels of $600 million; timeshare profit of $235 million, and total company Adjusted EBITDA of $2.530 billion.

Assuming a 7 percent compounded annual growth rate in RevPAR, the company anticipates diluted EPS would approximate $1.70 per share in 2009, with fees of $980 million; owned profit of $870 million; leased profit of $515 million; timeshare profit of $235 million, and total company Adjusted EBITDA of $2.310 billion.

Consistent with its strategy of growing its franchise and management fee business and expanding development of its Family of Brands to markets around the world, the company said it anticipates adding approximately 120,000 rooms to its global system between 2007 and 2009, with a gradually increasing percentage of the room growth coming from international markets.  The company recently announced deals for development of its Hilton full-service and mid-scale Hilton Garden Inn hotels in markets throughout India and China.

- more -

Hilton also reaffirmed the preliminary 2007 guidance it originally provided on its October 31, 2006 earnings call, specifically:  management/franchise fee growth in the 15 percent range; pro forma comparable worldwide owned hotel RevPAR and margin growth of approximately 7 to 9 percent and 125 to 175 basis points, respectively; pro forma comparable worldwide leased hotel RevPAR and margin growth of approximately 4 to 5 percent and 30 to 70 basis points, respectively; and an effective tax rate of approximately 38 percent.

The webcast of today’s investor meeting can be accessed by going to www.hiltonworldwide.com, clicking the “Investor Relations” tab, and clicking on the “Hilton Investor Day Webcast” icon. Following the live broadcast, the complete presentation will be available on the company’s investor relations website, under “Presentations,” including reconciliations to the most directly related comparable GAAP measures of the non-GAAP financial measures included in this press release and in the presentation.

#  #  #

Note:  This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts.  The forward-looking statements in this press release are subject to numerous risks and uncertainties, including those identified under the “Risk Factors” section of our Form 10-K and Form 10-Qs, as well as the effects of economic conditions; supply and demand changes for hotel rooms; competitive conditions in the lodging industry, relationships with clients and property owners; the impact of government regulations; changes in foreign currency exchange rates; acquisition and disposition of assets; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.  Although we believe the expectations reflected in these forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained and caution you not to place undue reliance on such statements.  We undertake no obligation to publicly update or revise any forward-looking statements to reflect current or future events or circumstances.